SCHEDULE 14A

                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [   ]

Filed by a Party other than the Registrant [ X ]

Check the appropriate box:

[   ] Preliminary Proxy Statement
[   ] Confidential, For Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))
[   ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[ X ] Soliciting Material Pursuant to Section 240.14a-12


                          WILLAMETTE INDUSTRIES, INC.

                            -----------------------
                (Name of Registrant as Specified in its Charter)
                            -----------------------

                              WEYERHAEUSER COMPANY

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[ X ] No fee required.

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
      (1) Title of each class of securities to which transaction applies:
      (2) Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
      (4) Proposed maximum aggregate value of transactions:
      (5) Total fee paid:
----------
[   ] Fee paid previously with preliminary materials.
[   ] Check box if any part of the fee is offset as  provided  by
      Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      (1)  Amount Previously Paid:
      (2)  Form, Schedule or Registration Statement No.:
      (3)  Filing Party:
      (4)  Date Filed:

EXPLANATORY NOTE

        Originally filed on November 17, 2000. Refiled for EDGAR indexing purposes only.

                                                    [Weyerhaeuser Company logo]
News Release

For Immediate Release

WEYERHAEUSER SENDS LETTER TO WILLAMETTE

FEDERAL WAY, Wash., November 16, 2000 - Weyerhaeuser Company (NYSE: WY) today sent a letter to William Swindells, Chairman and Duane McDougall, President and Chief Executive Officer of Willamette Industries, Inc. (NYSE:
WLL). The full text of the letter follows:

     November 16, 2000

     Willamette Industries, Inc.
     1300 Southwest Fifth Avenue
     Portland, Oregon 97201

     Attention:   William Swindells
                  Chairman

                  Duane C. McDougall
                  President & Chief Executive Officer

     Dear Bill and Duane:

     As we announced yesterday, we were disappointed by your reaction to our fully financed, all cash $48 per share proposal. We are convinced that the overwhelming majority of your shareholders support Willamette entering into discussions with us promptly so that they can realize the benefits of our proposal as soon as possible.

     Please understand, we are committed to completing this transaction. We believe it is in the interests of both companies' shareholders as well as the interests of employees and other constituencies to move as rapidly as possible. We are currently reviewing our options, and strongly discourage you from initiating any actions that may impede or delay a combination with Weyerhaeuser and impair Willamette shareholder value.

     Sincerely,
     /s/
     Steven R. Rogel
     Chairman, President
     and Chief Executive Officer

Weyerhaeuser Company, one of the world's largest integrated forest products companies, was incorporated in 1900. In 1999, sales were $12.3 billion. It has offices or operations in 13 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser's businesses, products and practices is available at http://www.weyerhaeuser.com.

FORWARD-LOOKING STATEMENTS

This news release contains statements concerning the company's future results and performance that are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, including the level of interest rates and housing starts; market demand for the company's products, which may be tied to the relative strength of various US business segments; performance of the company's manufacturing operations; the types of logs harvested in the company's logging operations; the level of competition from foreign producers; the effect of forestry, land use, environmental and other governmental regulations; and the risk of losses from fires, floods and other natural disasters. The company is also a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan, and by changes in currency exchange rates, particularly the relative value of the US dollar and the Euro, and restrictions on international trade. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings.

IMPORTANT INFORMATION

Investors and security holders are urged to read the disclosure documents regarding the proposed business combination transaction referenced in the foregoing information, when they become available, because they will contain important information. The disclosure documents will be filed with the Commission by Weyerhaeuser. Investors and security holders may obtain a free copy of the disclosure documents (when they are available) and other documents filed by Weyerhaeuser with the Commission at the Commission's website at www.sec.gov. The disclosure documents and these other documents may also be obtained for free from Weyerhaeuser by directing a request to Kathryn McAuley at (253) 924-2058.

Detailed information regarding the names of the directors and executive officers of Weyerhaeuser and their interests in the proposed transaction is available in a filing made by Weyerhaeuser with the Commission pursuant to Rule 14a-12 on November 13, 2000.

Today's news release, along with other news about Weyerhaeuser, is available on the Internet at www.weyerhaeuser.com.

Weyerhaeuser contacts:

  Analysts                                                 Media
  Kathryn McAuley        Joele Frank / Jeremy Zweig        Bruce Amundson
  Weyerhaeuser           Joele Frank, Wilkinson            Weyerhaeuser
  (253) 924-2058         Brimmer Katcher                   (253) 924-3047
                         (212) 355-4449